THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

	THE GLENMEDE FUND, INC., a
Maryland corporation having its principal office in Baltimore City, Maryland
("Glenmede Fund"), hereby certifies to the State Department of Assessments and
Taxation of Maryland that:

	FIRST:  In accordance with the
requirements of Section 2-208 of the
Maryland General Corporation Law, the
Board of Directors of Glenmede Fund has
classified 25 Million (25,000,000)
authorized, unissued and unclassified shares of Glenmede Fund of the par value of $.001 per share, as Small Capitalization Growth
Portfolio shares, pursuant to the following resolution adopted by the Board of Directors of Glenmede Fund on September 15, 1999:

	RESOLVED, that effective
upon making any necessary filings
with the Maryland Department of
Assessments and Taxation, pursuant
to Article Fifth of Glenmede Fund's
Articles of Amendment and
Restatement:  25 Million
(25,000,000) authorized, unissued
and unclassified shares of Glenmede
Fund (of the par value of $.001 per
share and of the aggregate par value
of 25 Thousand Dollars ($25,000)
be, and hereby are, classified as
Small Capitalization Growth
Portfolio shares; and

	FURTHER RESOLVED,
that Small Capitalization Growth
Portfolio shares shall have all the
rights and privileges as set forth in
Glenmede Fund's Articles of
Amendment and Restatement.

	General

	SECOND:	The shares of
capital stock of Glenmede Fund classified pursuant to the resolutions set forth in Article FIRST of these Articles
Supplementary have been classified by
Glenmede Fund's Board of Directors under the authority contained in the Articles of Amendment and Restatement of Glenmede
Fund.

	THIRD:	These Articles
Supplementary do not increase the
authorized number of shares of Glenmede
Fund or the aggregate par value thereof.
The total number of shares of capital stock which Glenmede Fund is presently authorized to issue remains Two Billion
Five Hundred Million (2,500,000,000)
shares (of the par value of One Mill ($.001) each) and of the aggregate par value of Two
Million Five Hundred Thousand
($2,500,000) of Common Stock classified as follows:

	Number of Shares of
Name of Class	                                    Common Stock  Allocated

Government Cash Portfolio	700,000,000
Tax-Exempt Cash Portfolio	500,000,000
Core Fixed Income Portfolio	250,000,000
International Portfolio	225,000,000
Tax Managed Equity Portfolio	125,000,000
Small Capitalization Equity Portfolio -
   Advisor Shares	200,000,000
Institutional Shares	100,000,000
Institutional International Portfolio -
   Institutional Shares	145,000,000
   Flag Investors Series Class A Shares	    5,000,000
Large Cap Value Portfolio	125,000,000
Emerging Markets Portfolio	   50,000,000
Global Equity Portfolio	   25,000,000
Small Capitalization Growth Portfolio	   25,000,000
Unclassified	   25,000,000

Total	2,500,000,000

	IN WITNESS WHEREOF, The
Glenmede Fund, Inc. has caused these
Articles Supplementary to be signed in its name and on its behalf this 11th day of October, 1999.

Attest:
____________________
Michael P. Malloy
Secretary

THE GLENMEDE FUND, Inc.
____________________
Mary Ann B. Wirts
President


	THE UNDERSIGNED, President of
Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles
Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles
Supplementary to the Charter to be the
corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


	________________________

	Mary Ann B. Wirts

	President
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